Table of Contents

Exhibit 4(i)

AGREEMENT FOR

SUPPLY AND RENDERING OF SERVICES

OF ACCESS OF THE GSM SYSTEM

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES	3
CLAUSE 1 - DEFINITIONS	4
CLAUSE 2 – SUBJECT-MATTER	4
CLAUSE 3 – PROJECT AND LOCAL CONDITIONS	5
CLAUSE 4 – GOVERNING LAW	5
CLAUSE 5 – INCLUDED DOCUMENTS	6
CLAUSE 6 - PRICE	6
CLAUSE 7 – PAYMENT TERMS	9
CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS	11
CLAUSE 9 – DEADLINE	12
CLAUSE 10 – OBLIGATIONS OF THE CONTRACTED PARTIES	13
CLAUSE 11 – OBLIGATIONS OF THE CONTRACTING PARTY	17
CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT	17
CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES	18
CLAUSE 14 - PENALTIES	19
CLAUSE 15 - RESPONSIBILITIES	21
CLAUSE 16 – FORTUITOUS EVENTS AND FORCE MAJEURE	23
CLAUSE 17 - WARRANTY	24
CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	26
CLAUSE 19 - CONFIDENTIALITY	30
CLAUSE 20 – TITLE AND RISK OF LOSS	32
CLAUSE 21 - INSURANCE	32
CLAUSE 22 – GUARANTEE OF COMPLIANCE WITH CONTRACTUAL OBLIGATIONS	33
CLAUSE 23 – EQUIPMENT AND SOFTWARE	33
CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS	36
CLAUSE 25 – DECLARATIONS OF THE PARTIES	36
CLAUSE 26 – WAIVER OF RIGHTS	37
CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING	37
CLAUSE 28 - NOTICES	38
CLAUSE 29 - RESCISSION	39
CLAUSE 30 – COURT AND GOVERNING LAW	40

AGREEMENT FOR SUPPLY AND RENDERING OF SERVICES

By this private agreement, on one hand:

TELEMIG CELULAR S.A., corporate taxpayer’s ID (CNPJ) 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8º andar, Funcionários, Belo Horizonte, MG, Brasil, represented herein by the undersigned proxies, hereinafter referred to simply as CONTRACTING PARTY; and on the other hand,

ERICSSON TELECOMUNICAÇÕES S.A, corporate taxpayer’s ID (CNPJ) 33.067.745/0001 -27, headquartered at Rua Maria Prestes Maia, n. 300, parte, Vila Guilherme, São Paulo, SP, Brasil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON; and ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA., corporate taxpayer’s ID (CNPJ) 03.619.317/0001 -07, headquartered at Rua Maria Prestes Maia, n. 300, parte, 3 andar, Vila Guilherme, São Paulo, SP, Brasil, represented herein by its undersigned legal representatives, hereinafter referred to simply as ERICSSON SERVIÇOS, and jointly with ERICSSON, hereinafter referred to simply as CONTRACTED PARTIES; which, jointly with the CONTRACTING PARTY, are referred to as “Parties”;

WHEREAS

• the Parties signed, on July 17, 2004, an Agreement, on a “turn-key lump sum” basis, to the supply and implementation, by the CONTRACTED PARTIES, of all new equipment, software, services and new materials that make up the ACCESS of the GSM System (“ACCESS”);

• The CONTRACTING PARTY disclosed its intention to expand the capacity and coverage of CORE, by means of the “Request for Proposal” RFP GSM/GPRS/EDGE (RFP), dated December 1, 2004. Given the several amendments undergone by said document and with a view to avoiding any future discussion on the rights and obligations of the Parties, was entered into, on February 25, 2005, MINUTES OF MEETING (“MINUTES”) (Attachment I) consolidating all the information on the scope of the Network expansion, , which now fully replaces for all effects the RFP;

• The CONTRACTED PARTIES supplied, on March 1, 2005, based on the MINUTES (Attachment I), a Proposal to the expansion of capacity and coverage of ACCESS – Proposal 4036 Revision G (“PROPOSAL”) (Attachment lI), that comprises a List of Unit Prices (LUP) of equipment, materials, Software and services to be acquired for the expansion of the ACCESS of the GSM System of the CONTRACTING PARTY;

The PARTIES hereby agree to enter into this Supply and Rendering of Services Agreement (“AGREEMENT”), which shall be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1 The definitions employed in this AGREEMENT are those included in the MINUTES (Attachment I), in governing laws (as defined in Clause 5), and those identified in Attachment III (“DEFINITIONS”). In case of any disagreements as to the meaning of the definitions of this AGREEMENT, the definitions established in the governing laws shall prevail.

CLAUSE 2 – SUBJECT-MATTER

2.1 The subject-matter of this AGREEMENT is the supply and implementation, by the CONTRACTED PARTIES to the CONTRACTING PARTY, of all parts, new equipment, software, services and new materials to the expansion of capacity and coverage of ACCESS, as specified in detail in the MINUTES (Attachment I) and in the PROPOSAL (Attachment II).

     2.1.1 The expansion of the ACCESS of the GSM System will be made through the issuance of Purchase Orders (“PO’s”) by the CONTRACTING PARTY, on the following manner:

     2.1.1.1 For the expansion of coverage of ACCESS, the CONTRACTING PARTY shall send to the CONTRACTED PARTIES the technical parameters related to the expansion of ACCESS (“Basic Assumptions”). For the expansion of capacity of ACCESS, the CONTRACTING PARTY shall send to the CONTRACTED PARTIES the quantity of TRX's per BTS to be acquired ("Dimensioning");

     2.1.1.2 For the expansion of coverage of ACCESS, the CONTRACTED PARTIES shall send to the CONTRACTING PARTY Preliminary Radiofrequency Project ("PRFP"), and, right after its approval, an Interim Project of Implementation (“IPI”), which shall contain the breakdown of equipment, material, Software and services necessary to comply with the Basic Assumptions provided by the CONTRACTING PARTY;

     2.1.1.2.1 For the expansion of capacity of ACCESS, the CONTRACTED PARTIES shall send to the CONTRACTING PARTY an Interim Project of Implementation (“IPI”), which shall contain the breakdown of equipment, material, Software and services, in accordance with the items provided for in LUP attached to the PROPOSAL (Attachment II); necessary to comply with the Dimensioning provided by the CONTRACTING PARTY;

     2.1.1.3 In the event of CONTRACTING PARTY’s agreement in relation to IPI, for the expansion of coverage and capacity of ACCESS, it shall issue PO to effect the acquisition. The POs shall be accepted by the CONTRACTED PARTIES, observing the procedure provided for in clause twenty-eight. As from such acceptance, the Implementation Schedule provided for in PROPOSAL shall take effect (Attachment II).

     2.1.1.4 The accepted PO’s may not be altered, reduced or re-scheduled by neither Parties, unless this is commonly agreed upon.

2.1.2. The PO’s shall be attached hereto for all legal purposes.

2.2. The CONTRACTED PARTIES hereby irrevocably and irreversibly undertake joint liability for the timely and proper compliance with all the obligations indistinctly ascribed to the CONTRACTED PARTIES under this AGREEMENT.

CLAUSE 3 – PROJECT AND LOCAL CONDITIONS

3.1 The preparation of the Interim Project of Implementation (“IPI”), for the expansion of capacity of ACCESS, and of the Interim Project of Implementation (“IPI”), Preliminary Radiofrequency Project ("PRFP") and Definitive Radiofrequency Project ("DRFP"), for the expansion of coverage of ACCESS, shall be fully and exclusively the responsibility of the CONTRACTED PARTIES. The corresponding price for the preparation of these projects is budgeted in LUP contained in the PROPOSAL (Attachment II).

3.2 The CONTRACTED PARTIES ensure that the Projects aforementioned shall meet the Basic Assumptions and the Dimensioning provided by the CONTRACTING PARTY, and also the term for implementation included in the Implementation Schedule attached to the PROPOSAL (Attachment II).

3.3 Pursuant to the provisions of items 3.1 and 3.2, the CONTRACTED PARTIES shall have no right to any complaint, indemnification, claim for additional payment, or claim regarding the characterization of extraordinary service, including for the purpose of justifying delays or extensions of the deadlines agreed upon in the agreement, due to alleged project errors, resulting from difficulties or hindrances of any nature, concerning the conditions that prevail at the place of installation, except for the availability of infrastructure and transmission, for which the

CONTRACTING PARTY is responsible.

CLAUSE 4 – GOVERNING LAW

4.1 In the execution and interpretation of this AGREEMENT, all the regulations that govern the exploitation of the Personal Mobile Service, whether they be laws, decrees, administrative acts, instructions, resolutions, among others, shall be taken into account, complied with and applied by the CONTRACTED PARTIES, regardless of whether or not any reference is made to them in this AGREEMENT and/or in the documents herein attached.

4.2 Without prejudice to compliance with and fulfillment of the other rules issued by the National Telecommunications Agency – ANATEL (Agência Nacional de Telecomunicações), any other unit of certified products that may come to be supplied by the CONTRACTED PARTIES to the

CONTRACTING PARTY shall carry an identification plate in a visible spot, with the name of the manufacturer and the identification of the respective certificate. In the case of an imported product, the plate shall also contain the name and address of the supplier in the country. All certified product that use radioelectric frequency, in addition to the above requirement, shall bear the following print message: “This product can only go into operation once its operating license, issued by the appropriate technical body of the Ministry of Communications, has been obtained”.

CLAUSE 5 – INCLUDED DOCUMENTS

5.1 For all legal purposes and effects, this AGREEMENT comprises the documents listed below, as if they were transcribed herein. These documents hereinafter shall be referred to as Included Documents.

Attachment I	MINUTES OF MEETING dated February 25, 2005
Attachment II	PROPOSAL G 4036 REVISION G (including the LUP)
Attachment III	DEFINITIONS
Attachment V	ENDER USER STATEMENT

5.2 Should there be any discrepancy between this AGREEMENT and the included documents, the following order of prevalence shall apply:

(a) AGREEMENT

(b) MINUTES OF MEETING (Attachment I)

(c) PROPOSAL G 4036 REVISION G (including the LUP) (Attachment II)

(d) DEFINITIONS (Attachment III)

(e) ENDER USER STATEMENT (Attachment IV)

CLAUSE 6 - PRICE

6.1 The estimated total amount of the present AGREEMENT, for the supply and implementation of expansion of capacity and coverage of ACCESS will be of eighty-seven million, four hundred and twenty-three thousand, eight hundred and thirty-one reais (R$87,423,831.00) .

     6.1.1 The estimated total amount indicated in item 6.1 above, was calculated taking as base the unit amount and the quantity of equipment, materials, software and services that shall be supplied and/or rendered under this AGREEMENT. The amount set forth herein is merely an estimate, which may vary downwards, upon discretion of the CONTRACTING PARTY, considering the issue of PO’s, however, maintaining unaltered the unit prices included in LUP provided for in

PROPOSAL (Attachment II) and other conditions set forth herein, not being incumbent upon the CONTRACTED PARTIES any rights to indemnification or compensation, should the amount provided for item 6.1 above, be not reached, regardless of the reason.

6.2 On the prices set in LUP comprising the PROPOSAL (Attachment II) are included in addition to the CONTRACTED PARTIES’ profit, all direct costs (materials, labor, administration, social charges, labor charges and taxes, among others) and indirect costs (charges, insurance, taxes, customs duties and expenses, operational transport expenses, the transport of materials, products and people and their respective insurance, packaging, bed and board, air fares, bus fares, local travel, meals, equipment, tools, consumable goods, among others) incurred or to be incurred by the CONTRACTED PARTIES in order to supply and implement the expansion of capacity and coverage of ACCESS, its being inadmissible, under any circumstances and regardless of the reason, that any additional amounts be charged by the CONTRACTED PARTIES.

     6.2.1 The PARTIES acknowledge that the direct or indirect costs related to each PO may undergo some fluctuation after this AGREEMENT has been signed and while it is being performed, due to foreseeable events such as the need to substitute materials, use of alternative means of production or project adjustments, the CONTRACTED PARTIES undertaking to bear the risk for these fluctuations and the ensuing added costs, according to the provisions in item 8.6. So that no doubts may arise as to the foreseeability of certain events, the following are hereby classified as foreseeable, in addition to the aforementioned items:

(i)	strikes of the CONTRACTED PARTIES’ personnel or of companies subcontracted by them;

(ii)	acts of God and meteorological phenomena typical of the time or place where the services are being rendered, such as landslides, storms, flooding, among others, except when this acts cause electric discharge, harming equipment, , due to CONTRACTING PARTY’ improper network facilities;

(iii)	delays related to the imports of equipment and customs clearance.

6.3 The CONTRACTED PARTIES guarantee that, for a four (4) year period of time, as from the signing of this AGREEMENT, the prices listed in the LUP shall be maintained as the maximum pricing values to be charged from the CONTRACTING PARTY, according to the disposals in items 6.5 and 6.6, below. For supplying new goods and services, excluding the rights to adjustment described in the items below. Should the CONTRACTED PARTIES refuse to comply with the maximum amounts agreed upon, the CONTRACTING PARTY shall be entitled to judicially request from the CONTRACTED PARTIES payment equal to twice the amount expended in excess, this AGREEMENT serving, together with the invoice, as the extrajudicial document valid for commencing an execution process. In the event of discrepancy between prices provided for in LUP attached to the Access Agreement executed on 7/17/04 and prices referring to the same items supplied in LUP attached to the PROPOSAL (Attachment II), the lowest shall prevail, except for the prices related to services, which shall be always negotiated in good faith by the Parties.

     6.3.1 Should the CONTRACTED PARTIES refuse to maintain the maximum amounts agreed upon, the CONTRACTING PARTY shall be entitled to charge in court from the CONTRACTED PARTIES the amounts spent in excess, and this AGREEMENT constitutes together with the respective invoice, an extrajudicial enforcement instrument.

6.4 The base date for the unit prices shown on the LUP is January 1, 2005.

6.5 The price related to the equipment, materials and Software that shall be imported, as provided for in the PROPOSAL (Attachment II) and the price, in reais, related to the portion equivalent to sixty percent (60%) of domestic materials and equipment that have imported raw materials or inputs (HWL/I), this shall be adjusted when the difference between the USD exchange rate and the rate on the day immediately preceding invoicing, as published by SISBACEN PTAX 800 Option 5, is greater than five per cent (5%). For the purposes of assessing this difference, the U.S. dollar exchange rate to be taken into account is two point six five eight seven reais (R$2.6587) .

6.6 The price related to the materials, equipment (HWL) and domestic services (SERVL) and a portion equal to forty per cent (40%) of the materials and equipment that have imported raw materials or inputs (HWL/I), expressed in the LUP in domestic currency (R$) above, shall be adjusted after one-year periods, the adjusted amount being valid for the one-year period subsequent to adjustment, by applying the following formula:

I = 0.90 X (I1- I0) / I0

Where:

I= Sought adjustment index.

I0= Initial index concerning the cost index corresponding to the base date, 12/1/2004

I1= Same index concerning the month immediately prior to the foreseen adjustment month, i.e., the 12th, 24th, and 36th months after the month on which this AGREEMENT shall be signed, and so forth.

(i) The adjustment established in this item shall only apply to payments of amounts after the twelfth (12th) month after the signing of this AGREEMENT.

(ii) The index to be adopted shall be the Economic Index / IGP- DI (General Price Index - Internal Availability), column 2, published by the Conjuntura Econômica magazine of Fundação Getúlio Vargas or, in its absence, any similar index that may come to replace it.

(iii) The coefficient calculated through the adjustment formula shall be calculated up to the third decimal, the other ones being disregarded.

(iv) Should the law come to allow a reduction in the periodicity of the adjustment, the PARTIES may negotiate a new adjustment period, to be considered for the purposes of this AGREEMENT.

6.7 The equipment, materials, Software and services including those related to Projects and software support and repair of boards, shall be invoiced by Network Element.

CLAUSE 7 – PAYMENT TERMS

7.1 Payments shall only be made after the occurrence of each event, according to the Schedule outlined below and subsequent items, except for the payment related to the software support and repair of boards services (Warranty Extension) and additional licenses, which shall occur as provided for in item 7.1.1. and 7.1.2:

Event	Physical Event of each Phase	Value

1	Delivery of all equipment, materials,	Seventy per cent (70%) of the
	Software and start, on Site, of installation	value of the Invoices of the
	services of the respective Network Element,	respective Element.
as defined in Attachment III.

2	Issuance of the Statement of Initial	Twenty per cent (20%) of the value
	Acceptance of the respective Element or its	of the Invoices of the respective
	Commercial Activation.	Element.

3	Issuance of the Statement of Final	Ten per cent (10%) of the value of
	Acceptance of the respective Element.	the Invoices of the respective
Element.

7.1.1 The payments for the software support and repair of boards services (Warranty Extension) shall be made on a quarterly basis, in installments corresponding to three twelfths (3/12) of price fixed in the PROPOSAL (Attachment II), as from the issuance of corresponding PO.

7.1.2 The payments of additional licenses shall be made within thirty (30) days as from the issuance of the Invoice.

7.2 The payments shall be made in accordance with the payment timetable above either on the thirtieth (30th) day following the occurrence of the corresponding physical event or on the twenty-fifth (25th) day following submission to the CONTRACTING PARTY of the Invoice, in two (02) copies of like tenor, the latest of the two dates being the prevailing payment date, subject to the provisions of Clause 9.

7.3 The payments shall be subject to discharging all obligations undertaken and/or resulting from this agreement, the CONTRACTING PARTY being required to deposit the amount owed directly into the bank accounts indicated by the CONTRACTED PARTIES, the respective payment slips being valid as payment receipts.

7.4 Payments shall be made on working Mondays, Wednesdays or Fridays. Installments falling due on other days of the week shall be paid on the immediately subsequent working Monday, Wednesday or Friday, as appropriate, at no extra cost to the CONTRACTING PARTY.

7.5 The CONTRACTED PARTIES shall, when issuing receipts or invoices, ensure these documents are correctly filled in. They shall mandatorily include the number of the AGREEMENT, the identification of the installment to be paid, the rates of applicable taxes and their respective amounts, a detailed list of the materials and equipment supplied and the registration code(s) for such equipment at BNDES/FINAME, when applicable.

7.6 The CONTRACTING PARTY, should there be any credits in its favor resulting from fines or damages caused by the CONTRACTED PARTIES in connection with this AGREEMENT, may, at its discretion, deduct these amounts from the payments to be made to the CONTRACTED PARTIES, as of the issuance of the Statement of Partial Acceptance and/or of the Statement of Final Acceptance, as appropriate, subject to prior notice in writing to the CONTRACTED PARTIES.

7.7 The CONTRACTED PARTIES reserve themselves the right to suspend activities resulting from this AGREEMENT, thirty (30) days after the CONTRACTING PARTY receives an extrajudicial or judicial notice from the CONTRACTED PARTIES, in the case of unjustified delay(s) in payment(s) in excess of thirty (30) days. This hypothesis does not apply neither to the cases mentioned in item 7.6 above, nor to those cases described in this AGREEMENT where failure of the CONTRACTING PARTY to pay is expressly authorized and justified.

7.8 Concerning past-due payments, where the AGREEMENT or the law lack provisions justifying non-payment, the CONTRACTED PARTIES shall have the right to charge the CONTRACTING PARTY a fine at the rate of one per cent (1%) of the amount of the overdue installment, in addition to interests at the rate of one per cent (1%) per month, plus monetary indexation based on the IGP-DI general price index, up to the date on which payment actually occurs, other than in those cases stipulated herein that expressly eliminate the incidence of monetary indexation.

7.9 The CONTRACTED PARTIES may neither assign nor pledge to third parties the amounts to which they are entitled under this AGREEMENT without prior authorization from the CONTRACTING PARTY.

CLAUSE 8 – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

8.1 Regarding the National Social Security Institute – INSS, the Parties shall comply with Law 9.711/98 and Regulatory Instruction (RI) 100/2003, as well as with the amendments introduced by RI 105/2004. It is mandatory to specify the Social Security payments, as well as to inform the INSS Specific Registration number (CEI – Cadastro Específico do INSS) and the address of the work site in all invoices or receipts for services rendered under the responsibility of the CONTRACTED PARTIES. The CEI number shall be provided by CONTRACTING PARTY to the CONTRACTED PARTIES, within no later than two (2) business days after the opening of said registration.

8.2 All taxes must be broken out in each submitted Invoice, together with an indication of the tax rates applied or inclusion of exemption text, as determined by current laws. The amounts concerning supplies of materials and/or equipment of their own or of third parties, indispensable for the CONTRACTED PARTIES to carry out their services, shall be indicated in each submitted Invoice, under penalty of taxes due being withheld for the full amount of the fiscal document.

8.3 The responsibility for opening and discharging CEI registration lies with the CONTRACTING PARTY, should they understand this is necessary, as per applicable laws. However, the CONTRACTED PARTIES shall be responsible for preparing, organizing and submitting to the CONTRACTING PARTY all the documentation required by the INSS for clearance of work sites where social security is concerned, including of subcontracted parties.

8.3.1 The documents to be presented shall either be the original ones or authenticated copies thereof, collated and organized in the form of a DATA BOOK, by CEI registration number (DATA BOOK CEI), to be submitted within fifteen (15) days, at most, of the completion of the work.

8.3.2 Should the CONTRACTED PARTIES fail to submit the aforementioned documentation by the established deadline, the CONTRACTING PARTY shall hereby be authorized, by means of warning or notices, to withhold fifty per cent (50%) of the value of the correspondent PO, of any payment due. Such percentage shall only be released by the CONTRACTING PARTY once the requested documents have been properly submitted.

8.3.3 Should the CONTRACTED PARTIES use the same insured parties to service several contracting companies, alternately, during the same time period, they shall be exempt, pursuant to article 171 and sole paragraph of INSS Regulatory Instruction 100/03, from preparing separate Payroll and Payment Forms for the Severance Indemnity Fund for Employees and Information for Social Security (GFIP – Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social), provided that this situation is duly demonstrated, the CONTRACTED PARTIES being the only ones responsible for said information.

8.3.4 Should application of the provisions described in item 8.3.3 above come to be questioned by INSS inspections, making it impossible for the CONTRACTING PARTY to discharge CEI registration, the CONTRACTED PARTIES shall be entirely responsible for any costs or damages ensuing from this situation, including the payment of possible fines that said inspection might levy from the CONTRACTING PARTY. In relation to the services provided for in this AGREEMENT, the site of services rendered is each Site.

8.4 Regarding the Tax on Services of Any Nature (ISSQN – Imposto Sobre Serviços de Qualquer Natureza), the CONTRACTING PARTY shall comply with the municipal laws of the places where the services are actually rendered, regardless of what is stated in the laws of the municipality in which the service provider is headquartered. In relation to the services provided for in this AGREEMENT, the site of services rendered is each Site .

8.5 The CONTRACTING PARTY, when it is the withholding party, shall pay the taxes mandated by the laws currently in force and is hereby authorized to discount these amounts from the amounts it shall owe the CONTRACTED PARTIES by force of the present agreement.

8.6 After a three-(3) month period as from the signature of this AGREEMENT, the Parties agree to review the prices listed in the LUP should any taxes, charges and tax contributions be created, changed or eliminated, provided that this is shown to affect the prices agreed to herein and set out in the LUP, as from the effectiveness of legal provisions to introduce such modifications.

8.7 Notwithstanding the payment terms agreed to in their specific clause, all fiscal documents concerning services rendered by the CONTRACTED PARTIES shall be issued and delivered to the facilities of the CONTRACTING PARTY until the twentieth (20th) day of the month in which the respective invoice or receipt is issued, so as to allow the CONTRACTING PARTY to pay the appropriate taxes within the timeframe established by law.

CLAUSE 9 – DEADLINE

9.1 This present AGREEMENT shall take effect as from the date of its signature, legally expiring on 3/31/2006, or on the date the CONTRACTED PARTIES comply with all their obligations stemming or arising herefrom, observing the assumptions the hypotheses of survival of the clauses expressly described in this agreement.

9.2 The Parties agree that the deadline for ACCESS supply and implementation to be made as from the acceptance of each PO, are those included in the Implementation Schedules that are part of the PROPOSAL (Attachment II).

9.2.1 The deadlines stipulated in the Schedules attached to the PROPOSAL (Attachment II) may only be extended subject to an Agreement Addendum and in the following cases:

a) temporary suspension of the service by direct order of the CONTRACTING PARTY, in writing, for reasons that cannot be imputed to the CONTRACTED PARTIES, pursuant to Clause 12. In this case, the CONTRACTING PARTY shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of and for the time period during which the suspension remains in effect. The CONTRACTING PARTY shall not be responsible for compensating the CONTRACTED PARTIES for lost income as a result of the suspension.

b) fortuitous events or force majeure, duly evidenced by the CONTRACTED PARTIES, pursuant to the provisions of Clause 16. In this case, each Party shall bear the cost of its own losses for the period during which the extension remains in effect.

c) failure imputable only to the CONTRACTING PARTY to provide a suitable environment for implementation of the ACCESS required for the performance of the subject-matter hereof, as per item 11.1 (b). In this case, the CONTRACTING PARTY shall refund the CONTRACTED PARTIES for the direct costs incurred by the latter as a result of failure to make the environment available, and for as long as this situation persists. The CONTRACTING PARTY shall not be responsible for compensating the CONTRACTED PARTIES for lost income as a result of the extension.

9.3 The potential extension eventually granted in the cases mentioned in item 9.2.1 above shall correspond to the number of days of delay that actually occur and shall only be applied to the services that are proven to have been hindered by the delay.

9.4 The following shall not justify falling behind schedule in the performance of any of the services: the fact that the CONTRACTING PARTY may totally or partially reject any of the services and/or materials executed and/or employed if they do not correspond to the requirements, obligations and conditions of this AGREEMENT. Similarly, eventual suspension of services determined by the CONTRACTING PARTY’s inspectors in the case of irregularities being identified, as per Clause 12, shall not be accepted as justification for falling behind schedule.

CLAUSE 10 – OBLIGATIONS OF THE CONTRACTED PARTIES

10.1 In addition to the other obligations described herein, the CONTRACTED PARTIES shall jointly:

(a) Fulfill the Implementation Schedule that is part of the PROPOSAL (Attachment II) as well as the other obligations included herein and in the other Attachments;

(b) Prepare and deliver to the CONTRACTING PARTY, until the fifteenth (15th) day of the subsequent month, a DATA BOOK containing a copy of the documents listed below, regarding performance of the services rendered during the previous month, under penalty of suspension of the payments possibly due to the CONTRACTED PARTIES by the CONTRACTING PARTY for the

services that concern the respective Site, as defined herein, and of becoming liable to the fine set out in item 14.1 (ii), should the CONTRACTED PARTIES fail to solve the irregularities of the documentation within thirty (30) days as from receipt of the notice to this effect from the CONTRACTING PARTY. Alternatively, the aforementioned DATA BOOK may be requested by the CONTRACTING PARTY, solely at its own discretion, whenever the latter regards it as necessary, within a time frame that shall be reasonably set in a notice to the CONTRACTED PARTIES on this matter.

(i) Tax Payment Form for the Tax on Services (ISS – Imposto sobre Serviços), paid in the municipality in which the services are rendered, except in the cases in which Municipal Law transfers to the CONTRACTING PARTY the obligation of withholding the Tax on Services and consequently of paying it;

(ii) Tax Payment Form for Income Tax Withheld, when it occurs;

(iii) Payment Form for Social Security Contributions;

(iv) Payment Form for the Contributions to the Severance Indemnity Fund for Employees (FGTS – Fundo de Garantia de Tempo de Serviço);

(v) Payment Forms for the Union, Assistance and Confederative Contributions - General Registry of Unemployed People (CAGED – Cadastro Geral de Desempregados);

(vi) Proof of delivery of Individual Protection Equipment (EPI – Equipamentos de Proteção Individual), to be supplied to the staff of the CONTRACTING PARTY and of its subcontractors’;

(vii) List of the people who worked in the month to which the report applies, under the responsibility of the CONTRACTED PARTIES and of its subcontractors’;

(viii) Employee Registration Card (FRE – Ficha de Registro de Empregados), admittance and periodical examination of the employees hired by the CONTRACTED PARTIES and by its subcontractors during and for the execution of the services that are the subject-matter of this AGREEMENT;

(ix) Employee Contract Rescission Statement and dismissal examination; and

(x) Monthly report showing the number of employees of the CONTRACTED PARTIES and its subcontractors by number of hours worked, number of accidents with and without leave of absence, with a copy of the Occupational Accident Communication (CAT – Comunicação de Acidente do Trabalho) and proof of payment of the Occupational Accident Insurance (SAT – Seguro de Acidente do Trabalho).

(c) Deliver to the CONTRACTING PARTY a copy of all the original documentation that makes up the aforementioned DATA BOOK at the end of this AGREEMENT;

(d) Only subcontract the services covered by this AGREEMENT with previous approval of the CONTRACTING PARTY, pursuant to Clause 27. In this case, the aforementioned documents (DATA BOOK) should be supplied by the subcontracted company, the CONTRACTED PARTIES remaining the sole parties responsible for supplying to the CONTRACTING PARTY all elements covered by this AGREEMENT;

(e) Ensure that all its employees and the employees of the subcontractors are duly registered, in accordance with the laws currently in effect, undertaking, furthermore, to keep all legal obligations pertaining to the activities carried out by their employees up to date, including those of a labor nature and related to social security;

(f) Ensure that appropriate safety measures are taken to avoid accidents and that all the work carried out is executed in accordance with the appropriate occupational safety and health laws, regardless of whether the work is being carried out by the CONTRACTED PARTIES themselves or by the subcontracted;

(g) Replace their employees, at any time, should the CONTRACTING PARTY so request, provided there is evidence of inadequate employee performance, the CONTRACTED PARTIES being held responsible, furthermore, for all costs resulting from the replacement;

(h) Adequately protect the assets of the CONTRACTING PARTY and of third parties, ensuring the conservation and maintenance of its facilities, equipment and materials. During the process of supplying and installing the equipment hereby agreed to, the CONTRACTED PARTIES and their employees, or third parties under their responsibility, shall also comply with the standards that concern the usage and conservation of the CONTRACTING PARTY’s facilities, under penalty of payment for damages caused;

(j) To maintain in Brazil, throughout the period of validity of this AGREEMENT, a factory for the replacement of circuit boards and components, so as to ensure that all the parts sent for repairs by the CONTRACTING PARTY be returned by the CONTRACTED PARTIES within sixty (60) days at most, both for locally manufactured and imported equipment;

(k) Supply expansion of capacity and of coverage of ACCESS, in compliance with the rules published by the Ministry of Communications, by ANATEL and by other public administration bodies, including, but not limiting to, those related to the Personal Mobile System (SMP – Sistema Móvel Pessoal), in which materials, Software, service and equipment are concerned bearing all the costs provided for in each PO, until the commercial activation of each Network Element or issue of the respective Statement of Initial Acceptance, whichever happens first;

(l) Inform the CONTRACTING PARTY, on a weekly basis, of the progress of the services under contract, in accordance with the Implementation Schedules, showing how events are progressing, an analysis of possible deviations from the schedule and measures taken to recover lost time, including those services carried out by subcontracted, as applicable;

(m) Provide, at any time, the information required by the CONTRACTING PARTY on the process of supplying the subject-matter of this AGREEMENT and on the Implementation Schedules established in the PROPOSAL (Attachment II), containing the necessary details for keeping track of timing well and reliably;

(n) Provide the CONTRACTING PARTY with a copy of the insurance policies issued in the name of the CONTRACTED PARTIES, pursuant to Clause 21, as well as the proof of payment of their respective premiums;

(o) Appoint a Project Manager to interact with the Project Manager appointed by the CONTRACTING PARTY, fully managing the obligations of the CONTRACTED PARTIES and of the subcontracted. The Project Manager shall: a) have full knowledge of the entire context of the Project; and b) have the authority to make day-to-day decisions concerning the Project and the respective staff;

(p) Fulfill, observe, respect, comply and ensure compliance with all laws currently in force concerning the protection and conservation of the environment, as well as the internal recommendations, procedures, standards and policies of the CONTRACTING PARTY;

(q) Guarantee safe warehousing and storage, as well as the prompt removal or elimination of any residues eventually generated, whether or not within the scope of this AGREEMENT, with a view to full compliance with the environmental protection laws currently in force;

(r) Protect the CONTRACTING PARTY from any judicial and/or administrative claims to which the CONTRACTED PARTIES and parties associated to it may give rise and that, in any way, result from the legal relation between the contracting parties, bearing full responsibility and ensuing costs resulting therefrom and undertaking, moreover, to formally request, vis à vis the appropriate authorities, that the CONTRACTING PARTY be exempted from liability for the claim or replaced in connection with it. Should the CONTRACTING PARTY come to face any claims against it, the CONTRACTED PARTIES shall undertake to refund all the costs that the CONTRACTING PARTY may come to incur as a result of such claims, including, with regard to costs, the full amount of the legal fees that the CONTRACTING PARTY may come to disburse to defend its interests, as well as the fees for experts and accountants or for any expenses incurred in connection with the investigation, defense, maintenance, preservation or execution of any of the rights described herein, regardless of when the claims are made, pursuant to the provisions of item 14.3 herein;

(s) Guarantee that the materials and equipment (hardware and software) supplied are in fully compliance with the internationally interoperability standards.

(t) Provide the CONTRACTING PARTY with all the support necessary for the feasibility of bank loan destined to ACCESS expansion.

CLAUSE 11 – OBLIGATIONS OF THE CONTRACTING PARTY

11.1 In addition to the other obligations described herein, the CONTRACTING PARTY shall:

(a) Make the payments owed to the CONTRACTED PARTIES as per Clause 7;

(b) Make available to the CONTRACTED PARTIES a suitable infrastructure and transmission environment, as described in the MINUTES (Attachment I) for the extension of capacity and coverage of ACCESS;

(c) Allow access to all the sites belonging to the CONTRACTING PARTY, twenty-four (24) hours a day, three hundred and sixty-five (365) days a year, subject to the CONTRACTED PARTIES supplying a list of personnel who shall have access to the site, together with the respective documentation. The deadlines for the sites owned by third parties shall be previously negotiated with the CONTRACTING PARTY;

(d) Appoint a Project Manager, during the process of supplying the extension of capacity of ACCESS, to interact with the Project Manager of the CONTRACTED PARTIES, who shall have: a) full knowledge of the entire context of the Project; and b) full authority to make day-to-day decisions concerning the Project and the respective personnel;

(e) Inform the CONTRACTED PARTIES, in writing, of the reasons that motivated possible rejection of equipment and/or services delivered;

(f) Provide the CONTRACTED PARTIES with the technical information necessary to prepare the Projects aiming the interface with other Systems of the CONTRACTING PARTY, as long as this information is reasonably requested.

CLAUSE 12 – INSPECTION OF PERFORMANCE OF THE AGREEMENT

12.1 The CONTRACTING PARTY and its employees, agents or representatives shall always have the right to inspect the performance of the CONTRACTED PARTIES under this AGREEMENT, but this in no way shall exempt or diminish the latter from full and exclusive responsibility of the CONTRACTED PARTIES for the services rendered and for the materials/equipment supplied.

12.2 The CONTRACTING PARTY shall have the right to decide that part or even all of the PO shall be suspended, subject to an extrajudicial or judicial notice to the CONTRACTED PARTIES. Such suspension shall not exempt the CONTRACTING PARTY from its financial obligations regarding the CONTRACTED PARTIES in connection with equipment and services already delivered, considering that they were accepted or commercially activated by the CONTRACTED PARTIES, pursuant to item 7.1 herein.

12.3 If suspension is decided upon because of supply and/or implementation of expansion of capacity of ACCESS is not in compliance with the terms hereof or with the governing laws and regulations, and should the CONTRACTED PARTIES fail to solve the irregularities found within the timeframe determined by the CONTRACTING PARTY, thereby jeopardizing fulfillment of the Implementation Schedule that is part of the PROPOSAL (Attachment II), the CONTRACTING PARTY may rescind this AGREEMENT, pursuant to Clause 29, in which case the CONTRACTED PARTIES shall have no right to any indemnification, being entitled merely to receive payment for delivered equipment and rendered services until the date on which rescission is communicated, considering that they were accepted or commercially activated by the CONTRACTED PARTIES, pursuant to item 7.1 herein, without prejudice of application, by the CONTRACTING PARTY, of penalties outlined in item 14.1 (i).

CLAUSE 13 – PERFORMANCE TESTS AND ACCEPTANCE OF THE SERVICES

13.1 While the AGREEMENT is being performed, the CONTRACTING PARTY may choose between monitoring the acceptance tests in the field or working with reports concerning the testing carried out, issued by the CONTRACTED PARTIES.

13.2 Once all supply and services have been completed and expansion of capacity and coverage of ACCESS previewed in each PO implemented, the CONTRACTED PARTIES shall notify the CONTRACTING PARTY of this in writing, and, in up to three (3) days as from the receipt of the notice, the CONTRACTING PARTY shall authorize the beginning of performance tests of each Network Element. The test will be held jointly with the CONTRACTED PARTIES, and will have the objective to ensure that any equipment, individual subsystems or systems shall comply with all the specifications described in the MINUTES (Attachment I).

13.3 For the cases of expansion of coverage, once concluded the implantation of each Network Element, the CONTRACTING PARTY shall check whether the services are in order and whether they were carried out in accordance with the stipulations hereof. Should no irregularity be found related to the tests procedures, the CONTRACTING PARTY shall issue the Statement of Initial Acceptance for each Network Element, as established in the MINUTES (Attachment I). Otherwise, the CONTRACTING PARTY will prepare a List of Defects, and the CONTRACTED PARTIES shall be sent a notice to correct the defects pointed out, undertaking to promptly initiate the required repairs and/or complementation.

13.3.1 For the cases of expansion of capacity of ACCESS, the commercial activation of said Element shall mean the tacit issue of the Statement of Initial Acceptance. In such case, at the moment of the commercial activation, the CONTRACTING PARTY will prepare a List of Defects, and the CONTRACTED PARTIES shall be sent a notice to immediately correct the defects pointed out, this being a condition for the issuance of the Statement of Initial Acceptance.

13.4 For the cases of expansion of coverage of ACCESS, after the issuance of the Statement of Initial Acceptance has been issued, a period of ninety (90) days shall commence, during which time the CONTRACTED PARTIES shall render the optimization services, pursuant to Clause 13.5 below. After this ninety (90) day period, solved any defects and/or irregularities, and fulfilled all the quality requirements previewed in the MINUTES (Attachment I) the CONTRACTING PARTY shall issue the Statement of Final Acceptance, as established in the MINUTES (Attachment 1), always observing a period of ten (10) running days after the solution of the last defect for the issuance of the referred Statement.

13.4.1 For the cases of expansion of capacity of ACCESS, Statement of Final Acceptance shall be issued by the CONTRACTING PARTY after a period of thirty (30) as from the issuance of the Statement of Initial Acceptance or Commercial Activation, considering that all defects and/or irregularities have been solved within this period. For the issuance of this Statement, a period of ten (10) running days after the solution of the last irregularity shall be always observed.

13.5 The optimization services referred to in item 13.4 consist of the monitoring of the expansion of coverage of ACCESS, with a view to improve its quality, both in terms of extension and of reception / transmission of data, pursuant to criteria established in MINUTES (Attachment I).

CLAUSE 14 - PENALTIES

14.1 Should the CONTRACTED PARTIES incur in a breach of any of the provisions hereof, or of any of the legal and regulatory provisions which govern this AGREEMENT, the CONTRACTING PARTY may, at its discretion, require that the following penalties be applied, without prejudice to responsibility for damages and losses, as applicable:

(i) a fine, of non-compensatory nature, for delay in execution by the CONTRACTED PARTIES of the events listed in the Implementation Schedules included in the PROPOSAL (Attachment II), for the supply and implementation of each Network Element, calculated through the following formula and limited to the sum of all PO’s related to each delayed Network Element:

M = (0.0033 x A) x P

Where:

M = value of the fine

A = delay in number of days

P = sum of all PO’s related to each delayed Network Element

(ii) a fine, of non-compensatory nature, of one per cent (1%) of the global amount sum of all PO’s referring to the Network Element in which a compliance failure happened, other than in the case of nonfeasance due to delay in the Implementation Schedules, for which the fine shall be that established in item (i) above. For the purpose of applying the fine described in this item (ii), the CONTRACTING PARTY shall notify the CONTRACTED PARTIES so that they shall, within five (5) running days at most, initiate the procedures for regularization of the non-performance pointed out or, within the same time frame, submit their formal defense. Should defense be presented, the CONTRACTING PARTY shall analyze whether the justifications presented hold the CONTRACTED PARTIES harmless from responsibility. If the defense is rejected, the CONTRACTING PARTY shall communicate to the CONTRACTED PARTIES the reasons for which it rejected their defense. As from receipt of the notice of rejection of the defense, the CONTRACTED PARTIES shall have twenty-four (24) hours to begin the regularization of their failure to comply with and shall be obliged to complete the services within the time frame determined by the CONTRACTING PARTY on the basis of the principles of good faith and reasonableness. Should the CONTRACTED PARTIES fail to take appropriate measures and to complete the services by the set deadline, the fine shall apply.

14.2 Should ANATEL impose a fine upon the CONTRACTING PARTY for nonfeasance of the terms of the authorization or the regulations governing the Personal Mobile Service (SMP – Serviço Pessoal Móvel) and this situation results solely from the CONTRACTED PARTIES’ failure to perform their obligations properly and in a timely fashion, pursuant to this AGREEMENT, the CONTRACTED PARTIES shall indemnify the CONTRACTING PARTY for the amount levied by ANATEL, without prejudice to other damages and losses that may come to be incurred by the CONTRACTING PARTY, subject to the limitations described in item 15.1.

14.3 Should the CONTRACTING PARTY come to be summoned, notified or charged as a result of the CONTRACTED PARTIES or their subcontractors having failed to comply with any of their tax, social security, environmental or labor obligations, or with any obligations of any other nature, or due to non-compliance, by the CONTRACTED PARTIES, of the obligations listed above as a responsibility of the CONTRACTED PARTIES, they shall undertake to refund the amount paid added of interest payments, fines and other applicable charges, including legal fees, to be settled within seven (7) days at most as from the date of written communication from the CONTRACTING PARTY to the CONTRACTED PARTIES, payment to be made by means of a deposit into the CONTRACTING PARTY’s account 762.200 -7 at Banco do Brasil, branch number 3308-1. This reimbursement shall only be owed after final administrative decision. The CONTRACTED PARTIES shall be notified in writing and with due summons, notification or charge, within three (3) days at most as from its receipt, so that they may help the CONTRACTING PARTY in the preparation of the defense strategy to be submitted to the body issuing a given summons, notification or charge, by presenting any relevant documents and attempting to clarify or attest the implementation of given obligation.

14.3.1. If any delay occurs in connection with the payments mentioned herein, the CONTRACTED PARTIES shall be liable as from the eighth (8th) day, for a daily fine of one half of one percent (0.5%) on the amount in arrears, regardless of any warning, notice, or judicial or extrajudicial proceedings.

14.3.1.1 Arrears of more than twenty (20) days of the aforementioned payment, as from the date of notice established in item 15.3, shall imply, regardless of any other warning, notice, or judicial or extrajudicial proceedings, in a fine of ten per cent (10%) on the total amount in arrears.

14.3.1.2 Furthermore, in cases in which delayed payment, as described herein, is in arrears for more than thirty (30) days as from the day of the notice, as determined in item 14.3, the CONTRACTED PARTIES expressly authorize the CONTRACTING PARTY to adopt one of the following possible behaviors, at its discretion:

a) withhold any payments eventually owed to the CONTRACTED PARTIES, based on this or on other agreements, even if the latter were entered into before or after this one, until the CONTRACTED PARTIES have fulfilled the respective obligation; or

b) judicially charge the amounts hereby assumed by the CONTRACTED PARTIES, concerning which this AGREEMENT constitutes the extrajudicial document valid for initiation of legal proceedings, pursuant to article 585 of the Code of Civil Procedure.

CLAUSE 15 - RESPONSIBILITIES

15.1 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTY and its directors, executives, agents and employees harmless from all complaints, requirements, legal proceedings, damages, costs, expenses, losses or responsibilities resulting from or related to this AGREEMENT, to the extent that these damages are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of either of the CONTRACTED PARTIES or of their agents, contractors, subcontracted parties, executives or employees or of any party under the responsibility of the CONTRACTED PARTIES, subject to a limit of ten per cent (10%) of the total amount of the PO’s issued until the date of the damage.

15.2 The CONTRACTED PARTIES shall indemnify and hold the CONTRACTING PARTY and its directors, executives, agents and employees harmless from any complaints, requirements, legal proceeding, damage, cost, expense, loss or responsibility resulting from death or personal injury

(whether of the executives, agents or employees of the CONTRACTING PARTY or of third parties) resulting from or related to this AGREEMENT, to the extent that the aforementioned injuries or death are caused by acts or omissions resulting from either involuntary or voluntary guilty conduct of the agents, contractors, subcontracted parties, executives or employees or any other party under the responsibility of the CONTRACTED PARTIES, provided the CONTRACTING PARTY notifies the CONTRACTED PARTIES in writing of all legal proceedings, complaints, damages or claims against the CONTRACTING PARTY.

15.3 The CONTRACTED PARTIES declare that they are the parties solely and exclusively responsible for entirely complying with the laws of environmental protection currently in force and that they are responsible, among other things, for any damages caused to the environment and/or for the fines, penalties, infraction notices and other notices imposed or levied due to failure to comply with the governing laws.

15.4 The CONTRACTED PARTIES shall reimburse the CONTRACTING PARTY for all and any expense that the latter may incur in order to promote and/or implement preventive and/or remedial measures concerning possible damage to the environment by the CONTRACTED PARTIES, as well as for the expenses and payments that the CONTRACTING PARTY may disburse as a result of fines, penalties, infraction notices and other notices imposed or levied by public bodies, without prejudice to the payment of the losses and damages assessed, pleaded by third parties, pursuant to item 15.3 above.

15.5 The CONTRACTED PARTIES acknowledge that the execution of the services described herein may interfere adversely with the operation and functioning of the CONTRACTING PARTY’s current telecommunications network. Thus, the CONTRACTED PARTIES assure the CONTRACTING PARTY that no interference shall affect the telecommunications services rendered by the CONTRACTING PARTY to third parties; the CONTRACTED PARTIES shall be responsible for all damages that the CONTRACTING PARTY may incur in, as a result of possible interruptions or losses in the rendering of services, subject to the limit of ten per cent (10%) of the total amount of the PO’s issued until the date of the damage.

15.6 The CONTRACTING PARTY’s responsibility for the losses and damages that it may cause the CONTRACTED PARTIES and/or its subcontracted parties shall be limited to ten per cent (10%) of the total amount of the PO’s issued until the date of the damage.

CLAUSE 16 – FORTUITOUS EVENTS AND FORCE MAJEURE

16.1 All events that take place during the course of the execution of this AGREEMENT, that are of an unforeseeable nature and that demonstrably interfered with the pace of the work shall be characterized as fortuitous events or force majeure and shall determine exemption from responsibility, such as:

a) wars, military hostilities, acts of terrorism, police actions and other similar ones;

b) general strikes or specific sector strikes, with a regional, national or international scope;

c) acts of Nature and other meteorological phenomena of a catastrophic nature, notoriously atypical for the period or the place in question and impossible of being foreseen by the CONTRACTED PARTIES, despite the latter’s experience.

16.2 The CONTRACTED PARTIES shall notify the CONTRACTING PARTY’s Project Manager, informing him(her) whenever an unforeseeable fact has taken place within, at most, seven (7) business days, as from the occurrence of the event, attaching evidence that characterizes the unforeseeability of the event. Failure to deliver such a notice within the stipulated time limit shall serve as evidence that the event did not affect the pace of work and that it cannot be, therefore, characterized as an unforeseeable fact for the purposes of exempting the CONTRACTED PARTIES from responsibility.

16.3 The CONTRACTING PARTY shall examine the documents submitted by the CONTRACTED PARTIES within, at most, seven (7) business days, and it shall request supplementary evidence should it believe that this is required in order to perfectly characterize the event.

16.4 Should the CONTRACTING PARTY agree that the event was indeed unforeseeable, the CONTRACTED PARTIES shall be exempted from payment of any penalties to the CONTRACTING PARTY, being entitled, furthermore, to an extension of the deadlines, under the provisions of Clause 9. Each party shall assume and bear its own losses resulting and/or caused by the unforeseeable event.

16.5 Should the CONTRACTING PARTY fail to agree that an unforeseeable event took place, it shall send the CONTRACTED PARTIES a substantiated expert’s opinion, within, at most, seven (7) business days, to justify and substantiate its understanding.

16.6 Should the CONTRACTED PARTIES believe that the unforeseeability of the event renders performance of the AGREEMENT overly expensive, they shall be subject to the provisions of article

478 of the New Civil Code and they shall not be allowed to suspend activities nor to declare the AGREEMENT rescinded, other than through a court order guaranteeing them the right to do so, observing the responsibility limit described in item 15.1, under penalty of being held responsible for the losses caused to the CONTRACTING PARTY, in addition to being subject to the penalties stipulated herein.

CLAUSE 17 - WARRANTY

17.1 The CONTRACTED PARTIES shall guarantee all the equipment (hardware and software) as to its performance and functionality, as well as against all defects, for a period of three (3) months for Software, and of twelve (12) months for hardware, as from the Commercial Activation of each Network Element, guaranteeing, furthermore, that the equipment shall be free of material and manpower defects for the aforementioned period and that it shall comply with the CONTRACTED PARTIES’ specifications.

17.1.1 The prices related to the Software support services and repair of boards (Warranty Extension) are described in the LUP attached to the PROPOSAL (Attachment II), and the CONTRACTING PARTY shall issue a PO in the case it wants to hire such services.

17.2 The warranty period for equipment or for parts thereof, when repaired or supplied as a replacement, according to this warranty, shall be equal to six (6) months or to the balance of time due up until the end of the twelve (12) month period of the aforementioned warranty, whichever is greater.

17.3 If under normal and appropriate use during the applicable warranty period a defect or nonconformity is identified in any equipment supplied by the CONTRACTED PARTIES, they shall take the following measures:

(a) The CONTRACTING PARTY, upon identifying the defect or non-conformity, shall remove the equipment and send it to the CONTRACTED PARTIES, the CONTRACTING PARTY bearing equipment transport costs;
(b) The CONTRACTED PARTIES shall repair or replace said equipment, entirely at their discretion;
(c) Following repair or replacement, the CONTRACTED PARTIES shall send the equipment back to the CONTRACTING PARTY, bearing the equipment transport costs;
(d) Any defective or non-conforming equipment that is replaced, according to this AGREEMENT, shall become property of the CONTRACTED PARTIES;
(e) Should the CONTRACTED PARTIES choose to repair or replace the equipment at the CONTRACTING PARTY’s facilities, the CONTRACTED PARTIES shall bear the full costs of the said repair or replacement.

(f) The service of removing and reinstalling equipment that is defective or non-conforming shall be carried out by the CONTRACTED PARTIES, if it calls for specific knowledge not covered in the training program provided by the CONTRACTED PARTIES.

17.4 The CONTRACTED PARTIES ensure availability of spare parts or of functionally equivalent parts for the equipment for a period of eight (8) years as from the end of the said equipment’s warranty.

17.5 The CONTRACTED PARTIES ensure that each piece of equipment supplied to the CONTRACTING PARTY under this AGREEMENT shall always meet or exceed the capacities mentioned in the MINUTES (Attachment I) and in the PROPOSAL (Attachment II).

17.6 Should the CONTRACTED PARTIES incur in any breach of the warranty stipulated in the above item, the CONTRACTING PARTY shall notify the CONTRACTED PARTIES, communicating this fact, whereupon the CONTRACTED PARTIES shall have thirty (30) days, as from receipt of the notice, to solve the problem pointed out or to offset, in some way, the loss of the capacity defined in the MINUTES (Attachment I).

17.7 Concerning any equipment that ceases to meet the applicable capacity requirements, as stated in the MINUTES (Attachment I) or in the PROPOSAL (Attachment II), the CONTRACTED PARTIES shall supply additional or improved equipment as well as the services required to cause said non-conforming equipment (considered jointly with said additional equipment) to comply with the applicable declared capacities.

17.8 The CONTRACTED PARTIES shall supply said additional or improved equipment and services at their own expense. The CONTRACTED PARTIES shall not issue any invoice to the CONTRACTING PARTY and the CONTRACTING PARTY shall not be under the obligation of paying any amount that concerns excess capacity. Title over the equipment and risk of loss regarding any additional equipment delivered in compliance with the above item shall be transferred to the CONTRACTING PARTY after the Final Acceptance.

17.9 The CONTRACTED PARTIES warrant to the CONTRACTING PARTY that, for a period of three (3) months as from the date of Commercial Activation of each Network Element, each software, once delivered, installed and tested by the CONTRACTED PARTIES, shall be free of flaws substantially affecting their use as stated in the CONTRACTING PARTY’s specifications.

17.10 Regarding software from suppliers other than the CONTRACTED PARTIES, the

CONTRACTED PARTIES hereby assign to the CONTRACTING PARTY all the warranties granted to the CONTRACTED PARTIES by their suppliers. Should the CONTRACTED PARTIES be prevented from assigning said warranties, the CONTRACTED PARTIES themselves shall guarantee the software, pursuant to the terms of the item above.

17.11 The CONTRACTED PARTIES warrant the CONTRACTING PARTY that the Services rendered by the CONTRACTED PARTIES pursuant to this AGREEMENT shall be executed in a careful and professional manner and in compliance with the specifications of the CONTRACTED PARTIES or with any specifications mutually agreed upon for these Services, using material that is free of flaws. If, after the Commercial Activation, it is attested that the Services were not executed as described above, and if the CONTRACTING PARTY notifies the CONTRACTED PARTIES about this within the warranty period of three (3) months, the CONTRACTED PARTIES, at their discretion, shall either promptly remedy the flaws and deficiencies or immediately refund the CONTRACTING PARTY for the amounts paid to them in connection with said Services, in accordance to the amounts listed in the LUP described in the PROPOSAL (Attachment I).

CLAUSE 18 – SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS

18.1 By this present instrument, the CONTRACTING PARTY is granted a non-exclusive, non-transferable and irrevocable fifty (50) year license for the use of the Software and the Documentation (subject to CONTRACTING PARTY’s payment of the respective amounts), for operation and maintenance by the CONTRACTING PARTY itself or by its providers of services, of the System or Part of the System, as provided by this AGREEMENT and its Attachments. Concerning the Software and the Documentation not supplied directly by the CONTRACTED PARTIES, the latter declare that they hold the rights required to assign and/or sublicense to the CONTRACTING PARTY all of the respective licenses required for full use of the Software and the Documentation, as described herein.

18.2 Should the CONTRACTING PARTY come to be sued under the allegation of supposed breach or infringement of patents, copyrights or any other intellectual property rights involving the software and equipment under contract, the CONTRACTING PARTY hereby undertakes to inform the CONTRACTED PARTIES in writing about the existence of a lawsuit within no later than three (3) days as from the summons received. This term shall be counted, by calculating the first business day, including, after the receipt of summons or notification by the CONTRACTING PARTY. The CONTRACTING PARTY may implead the CONTRACTED PARTIES, as provided by article 70, section III of the Code of Civil Procedure, in which case the CONTRACTED PARTIES shall be obliged to accept the impleading and shall be required to defend the CONTRACTING PARTY, exempting it from any responsibility due to such use and, furthermore, undertaking to refund the

CONTRACTING PARTY for any costs, including lawyers’ fees connected with the legal proceedings, after res judicata.

18.2.1 In the assumption outlined in item above, the CONTRACTED PARTIES only shall be responsible if:

a)	Software and equipment have been correctly used in compliance with the Documentation provided and for the purposes provided for herein;
b)	The infringement or supposed infringement has been caused by items provided by the CONTRACTED PARTIES, hereunder;
c)	The infringement or supposed infringement is not derived from any modifications of software and equipment made by the CONTRACTING PARTIES, and which were not approved by the CONTRACTED PARTIES;
d)
The CONTRACTED PARTIES are informed of all circumstances, which are of CONTRACTING PARTY’ cognizance that may be pertinent and relevant to the lawsuit brought and abstain from taking measures, which may harm the CONTRACTED PARTIES in their defense;

e)	The CONTRACTING PARTY provides the CONTRACTED PARTIES with full authority to prepare the strategy of defense and to compromise with the plaintiff, when this is the case.

18.3 The CONTRACTED PARTIES shall pay the CONTRACTING PARTY any amounts and expenses to which the latter may be non-appealable sentenced by a law court due to any infraction committed by the former in connection with intellectual rights and/or usage licenses.

18.4 If use of Software and/or Equipment by the CONTRACTING PARTY is prohibited, the CONTRACTED PARTIES shall, at their own expense, obtain the right for the CONTRACTING PARTY to continue to use said Software and/or Equipment, or, alternatively, shall replace them or modify them in such as way that they cease to violate Intellectual Property Rights. If none of the alternatives above is technically or commercially viable, the CONTRACTED PARTIES shall remove the prohibited Software/Equipment and shall refund the CONTRACTING PARTY for the amounts paid to the CONTRACTED PARTIES in connection with these products, according to the amounts listed in the LUP described in PROPOSAL (Attachment II) or, should this fail to apply, the average market value.

18.5 Any Upgrades shall be supplied by the CONTRACTED PARTIES to the CONTRACTING PARTY as soon as they become available, at prices and under terms to be previously agreed by the Parties. Should the Upgrades rectify or correct Software flaws, they shall be supplied and installed immediately at no charge whatsoever to the CONTRACTING PARTY.

18.6 Notwithstanding any provisions to the contrary herein, it is hereby understood that the CONTRACTING PARTY shall not be granted any title to or ownership of the Software or Documentation and that these rights shall continue to belong to the CONTRACTED PARTIES or their suppliers.

18.7 The CONTRACTING PARTY agrees that the Software or Documentation supplied to it hereunder or under any renewals, extensions or expansions of this AGREEMENT shall be treated as being exclusive and a business secret of the CONTRACTED PARTIES or their suppliers, and shall be subject to the provisions of Clause 19 hereof.

18.8 In view of the above, the CONTRACTING PARTY:

a) shall neither supply nor make available the Software or the Documentation or any of the parts or aspects thereof (including any methods or concepts employed or expressed therein) to any third party, other than to its own employees or providers of services, as necessary;

b) shall not make any unauthorized copies of the Software or the Documentation or of any of the parts thereof, other than as back-up copies;

c) when making permitted copies, as mentioned above, shall transfer to said copies any notice on rights or other notices contained in the Software or the Documentation;

d) during the Software’s technical validity period, shall not modify, decompile, translate (other than for internal use), adapt, arrange or correct any error, nor make any other change in the Software or the Documentation, without the prior approval in writing from the CONTRACTED PARTIES;

e) shall not use the Software or the Documentation for any purposes other than those permitted herein; and

f) shall not transfer the Software and/or Documentation license to any Network Element other than the one for which it was obtained, nor to any area outside the territory, without prior consent of the CONTRACTED PARTIES in writing.

18.9 The obligations of the PARTIES as described in this Clause shall survive the rescission or expiration of this AGREEMENT, for any reasons whatsoever.

18.10 The software licensed under the terms hereof shall be delivered in an inseparable package that shall contain, additionally, other programs or resources besides the Software, which the CONTRACTING PARTY shall not be allowed to use because they constitute additional applications. However, subject to the CONTRACTING PARTY requesting it, the CONTRACTED PARTIES shall supply a license for the use of these other software programs or resources, under the same terms and conditions stipulated herein, other than for the price, which shall be negotiated between the PARTIES.

18.11 The CONTRACTING PARTY agrees not to transfer, directly or indirectly, any American technical data (including Software) that are part of the OSS system acquired by the CONTRACTED PARTIES from Gensym Corporation, or any other related product, without prior authorization in writing from the United States Department of Trade or another United States government agency, to the following countries: Albania, Angola, Armenia, Azerbaijan, Belarus, Bosnia-Herzegovina, Bulgaria, Cambodia, Cuba, the People’s Republic of China, Estonia, Georgia, Iran, Iraq, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Rwanda, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam.

18.12 The Software mentioned in sub-clause 18.11 above shall be used by the CONTRACTING PARTY solely in the conduction of its business in Brazil and for peaceful, non-military purposes only.

18.13 The CONTRACTING PARTY shall not export the software mentioned in sub-clause (18.10) above without formal authorization from the CONTRACTED PARTIES (other than for the purpose of repairs / upgrading / maintenance at the plant of the manufacturer or of another manufacturer determined by it).

18.14 The CONTRACTING PARTY is aware that the Ericsson products acquired by means of this AGREEMENT are subject to export controls under the laws of the Kingdom of Sweden, to which end it agrees to sign the document called “Ender User Statement” (Attachment IV to this document).

18.15 The CONTRACTING PARTY is aware that the “intercept” function is a technical functionality available in the products that are the subject-matter of this AGREEMENT, which functionality enables it to comply with Law 9296/96, on the interception of telephone communications of any nature. In connection with it, it also acknowledges that:

i) the “intercept” function can intercept the communications of third parties, which may characterize a criminal infraction if it is used in ways other than those described in the governing laws;

ii) consequently, the function may only be used in respect to the aforementioned laws; this requires a specific court order issued by an appropriate judge;

iii) the scope of the function supplied by the CONTRACTED PARTIES does not comprise any of the equipment (such as, but not limited to, audio recording equipment or data storage equipment concerning monitored calls) that may be part of a monitoring center, from which the function can be put into operation; and

iv) all and any responsibility of the CONTRACTED PARTIES shall be limited to supplying the function; responsibility for putting it into operation shall not be ascribed to them, other that for implementation; in this case, implementation shall not occur during the course of any monitoring operation, nor by carrying out any monitoring or making use of the function, the CONTRACTING PARTY hereby declaring that it acknowledges the legal limitations of the use of the function, which shall apply to its employees, subcontractors and other eventual representatives.

18.16 The CONTRACTING PARTY is hereby informed that sale of the Hardware and transfer of the Software and Documentation license by the CONTRACTING PARTY pursuant to sub-clause 18.1, in an export situation, may require an export / re-export license from certain government bodies of Sweden and/or of the United States. The CONTRACTING PARTY is regarded as a GSM operator and shall become a member of the “GSM Association”, as applicable, in order to comply with the international governing laws. The CONTRACTED PARTIES shall not be responsible for bearing any costs of any nature, such as penalties, fines, indemnifications, among others, that may be imposed upon the CONTRACTING PARTY in the event of loss of the right of use or algorithm changes not caused by the CONTRACTED PARTIES. All the costs connected with joining the “GSM Association” and/or with obtaining licenses, authorizations and algorithms shall be born by the CONTRACTING PARTY.

CLAUSE 19 - CONFIDENTIALITY

19.1 All the information connected with this AGREEMENT or acquired during its course, revealed by one PARTY (“Revealing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be regarded as Confidential Information, as defined below, and as belonging to the Revealing Party. It is to be protected by both PARTIES, as determined in this Clause.

     19.1.1 Confidential Information shall mean, but not be limited to, all information, patented or otherwise, of a technical, operating or commercial or legal nature, as well as know-how, inventions, processes, formulas and designs that may or may not be patented, business plans, accounting methods, accrued experience and techniques transmitted to the Receiving Party: (i) by any physical means (such as printed documents, manuscripts, facsimiles, electronic messages (e-mail), photographs, etc); (ii) by any format recorded on electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) by summaries, notes and any comments, whether verbal or in writing.

19.2 All of the obligations concerning confidentially determined herein shall be valid for the duration of this AGREEMENT, and shall furthermore continue to apply for a period of five (5) years as from receipt of each piece of Confidential Information, the Receiving Party undertaking to:

(a) make use of said information solely for the purpose of performing this AGREEMENT;
(b) safeguard the Confidential Information, revealing it only to those employees who must be made aware of it in order to perform this AGREEMENT;
(c) protect such information with the same degree of care it employs to safeguard its own confidential information;
(d) make no copies through any means whatsoever, other than those copies that are indispensable for carrying out the work, subject to prior authorization from the Revealing Party.

19.3 The Receiving Party shall request authorization in writing from the Revealing Party to divulge Confidential Information to third parties, agents or consultants; the third party must sign a Confidentiality Agreement with the PARTIES, whose terms shall be compatible with the scope of this Clause, other than in the case of supplying Confidential Information to the appropriate regulatory body or to the Judiciary Branch of government, for compliance with an administrative or judicial order, in which case this shall be previously communicated by one PARTY to the other so that same manages to obtain an appropriate protecting decision.

19.4 Each one of the PARTIES shall return to the other PARTY any Confidential Information, as requested, or whenever it ceases to be necessary to keep the document. The PARTIES shall undertake not to withhold any reproductions (including magnetic reproductions) copies or duplicates thereof.

     19.4.1 The supply of all or part of the Confidential Information to the other Party shall not transfer to the Receiving Party, under any hypothesis whatsoever, any inherent rights over the aforementioned information, the Revealing Party remaining the legal owner of the Confidential Information and of the proprietary rights (which include, but are not limited to, patenting rights).

     19.4.2 The Receiving Party shall communicate to the Revealing Party any incidents that can or might lead to the loss or release of documents or of Confidential Information, without prejudice to its objective responsibility.

     19.4.3 The Receiving Party shall destroy any documents that it produces containing Confidential Information belonging to the Revealing Party once it ceases to be necessary to keep the Confidential Information, at the sole discretion of the Receiving Party. The latter shall also undertake not to withhold any reproductions (including magnetic reproductions), copies or duplicates.

19.5 The Receiving Party is under no obligation to protect any Confidential Information that:

(a) was already held by the Receiving Party, free of restrictions, prior to its release by the Revealing Party;

(b) is or that becomes of public knowledge with no violation hereof by the Receiving Party;

(c) has been legally obtained by the Receiving Party with no restrictions to its disclosure at the time when it is revealed;

(d) has been demonstrably developed by the Receiving Party prior to disclosure of the Confidential Information by the Revealing Party;

(e) has demonstrably been released as a result of a court order or the order of an appropriate authority, in which case the Receiving Party shall undertake to promptly communicate this to the Revealing Party even before the determined release occurs.

CLAUSE 20 – TITLE AND RISK OF LOSS

20.1 Other than as stipulated herein or as may be otherwise agreed upon by the Parties, title to the Products hereby supplied shall be transferred to the CONTRACTING PARTY upon delivery by the CONTRACTED PARTIES, risk of loss being transferred upon the Commercial Activation of each Network Element, other than in the case of intellectual property belonging to the CONTRACTED PARTIES, as provided for herein.

20.2 The CONTRACTING PARTY shall promptly notify the CONTRACTED PARTIES of any complaints concerning any loss that may occur while the CONTRACTED PARTIES have title to the risk of loss and shall cooperate in all possible and reasonable ways to facilitate the solution of any complaint.

CLAUSE 21 - INSURANCE

21.1 The CONTRACTED PARTIES shall be responsible for taking out Engineering Risks Insurance covering all civil construction work, as well as the work of installation and assembling, concomitantly with ancillary coverage for “Tests”, “General and Cross Liabilities” (including personal injury, moral and property damages) and “Neighboring Properties”, for sums that ensure the replacement of assets and/or indemnity for losses in the case of claims. The amounts insured and deductible portions shall be previously approved by the CONTRACTING PARTY; a beneficiary clause in favor of the CONTRACTING PARTY shall be included in the insurance policy. The CONTRACTED PARTIES shall also be held responsible for personal insurance of their employees.

CLAUSE 22 – GUARANTEE OF COMPLIANCE WITH CONTRACTUAL OBLIGATIONS

22.1 The CONTRACTING PARTY is ensured, in case of credits on its behalf herein, resulting from failure of the CONTRACTED PARTIES in providing the expansion of each ACCESS Network Element so that to reach the performance under contract, as per Dimensioning and Basic Assumptions provided by CONTRACTING PARTY, a deduction of twenty per cent (20%) percentage of the amount of said Network Element, of installments not yet paid of all Agreements effective at the time of default, by means of written prior communication to the CONTRACTED PARTIES.

22.2 The CONTRACTED PARTIES shall also require from its sub-contractors guarantee of compliance covering the obligations undertaken, notably in regard to major services or highly complex ones.

CLAUSE 23 – EQUIPMENT AND SOFTWARE

23.1 Upon the performance of each event listed in the Implementation Schedules included in the PROPOSAL (Attachment II), should the CONTRACTED PARTIES have more up-to-date equipment than those described in the PROPOSAL, the CONTRACTED PARTIES shall inform the CONTRACTING PARTY of such availability so that the latter may decide on the implementation, or not, of the more up-to-date equipment.

23.1.1 Should the CONTRACTING PARTY decide to use the more up-to-date equipment, the PARTIES shall negotiate, in good faith, the potential price differences between the two equipments,

23.1.2 as well as eventual adjustments to the Implementation Schedule, as necessary.

23.2 Should the CONTRACTED PARTIES modify, upgrade or discontinue the production of any equipment, software or spare parts connected with the process of supply covered by this AGREEMENT, they shall notify the CONTRACTING PARTY of this fact in writing at least one hundred and eighty (180) days in advance, undertaking to maintain the pricing shown in the LUP included in THE PROPOSAL (Attachment II), so as not to generate damages of any kind to the CONTRACTING PARTY. The CONTRACTED PARTIES, furthermore, shall be responsible for any direct costs resulting from the aforementioned modifications.

23.2.1 The PARTIES hereby agree and acknowledge that any modification, upgrading or discontinuation of production of any equipment, software or spare parts covered by this AGREEMENT shall only occur as from the end of the warranty period, as described in Clause 20, in accordance with the deadlines and procedures established in item 23.2 above.

23.3 Should the production of any equipment, software or spare parts be discontinued, as described in item 23.2 above, the CONTRACTED PARTIES shall notify the CONTRACTING PARTY in writing, offering the latter an alternative of equivalent equipment at equal or lower pricing than previously charged.

23.4 The substitution of equipment, software or spare parts under the terms hereof shall be governed by the following conditions:

(a) It shall affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, other than if this is authorized by the CONTRACTING PARTY in writing;

(b) Any equipment, software or spare part modification or substitution shall be functionally equivalent and compatible with what was modified or substituted, no other adaptation being required;

(c) Under no hypothesis shall it reduce or diminish the warranty obligations or useful lifetime undertaken by the CONTRACTED PARTIES, pursuant to this AGREEMENT;

(d) Should it be impossible to substitute the equipment, software or spare part to be discontinued, the CONTRACTING PARTY shall have one hundred and eighty (180) days, as of the notice described in item 24.2 above, to acquire the requisite quantity of the aforementioned equipment;

(e) The CONTRACTED PARTIES shall undertake to provide technical support services, including repairing the equipment, until the end of its period of functionality.

23.5 For the period of five (5) years as from the warranty expiration date, the CONTRACTED PARTIES shall make available to the CONTRACTING PARTY spare parts and equipment manufactured in accordance with the standards of the CONTRACTED PARTIES and software developed by the CONTRACTED PARTIES that are compatible and functionally equivalent, enabling the expansion of the network in accordance with the technical specifications described in the MINUTES (Attachment I). If the CONTRACTED PARTIES suspend the supply of equipment, spare parts or compatible software and the aforementioned elements are not available at any other supplier named by the CONTRACTED PARTIES, with the same price policy during the aforementioned period, the CONTRACTED PARTIES shall offer the CONTRACTING PARTY a commercially reasonable project for the latter to migrate to the new equipment, which must offer functionalities similar to those of the discontinued kind.

23.6 The spare parts shall be delivered at the sites, together with respective equipment, and the CONTRACTING PARTY shall carry out the tests within no later than thirty (30) days as from delivery. After the tests are carried, the spare parts deemed as appropriate shall be transferred from the sites to the CONTRACTING PARTY’ spare parts center by and at the CONTRACTED PARTIES’ expense. The defective spare parts shall be sent to the CONTRACTED PARTIES, observing the warranty procedures provided for herein, and this case, these shall have a twelve-(12) month warranty term counted as from their return to the site.

23.7 Should any equipment or service be delivered at the wrong place, the CONTRACTED PARTIES shall be responsible for any added expenses incurred for delivery of said elements to the right place and for the transportation risk. The CONTRACTED PARTIES shall also be responsible for any surplus items delivered.

23.8 The Parties agree that the use of licenses shall be granted by the CONTRACTED PARTIES as per specifications contained in each PO, however, with no limitation of users.. Initially, the CONTRACTING PARTY shall only contract the amount referring to forty per cent (40%) of the scope provided for in IPI.

     23.8.1 The CONTRACTED PARTIES may on a semi-annual basis, during the effectiveness period of licenses and by means of prior notice to the CONTRACTING PARTY, carry out measurements, so that to assess if the licenses are being used as per quantities set forth in the PO. Should the CONTRACTING PARTY have been using quantities above the contract, it shall issue PO’s within no later than five (5) business days as from the receipt of corresponding IPI, as per amounts provided for in LUP and always within a scale of twenty per cent (20%), as per examples below, or immediately cease their use, in this assumption, with no amount being due in this regard.

Examples:
Scenario A) – Measurement verifies the additional use of 18%
Collection: additional 20%

Scenario B) – Measurement verifies the additional use of 31%
Collection: additional 40%

Scenario C) – Measurement verifies the additional use of 45%
Collection: additional 60%

CLAUSE 24 – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

24.1 Except for Confidential Information, all the documents that include plans, drawings, projects and specifications supplied by the CONTRACTED PARTIES to the CONTRACTING PARTY in connection with the process of supply shall belong to the CONTRACTING PARTY, other than for the CONTRACTED PARTIES’ rights to intellectual property. Additionally, the CONTRACTING PARTY shall be fully entitled to use the documents supplied by the CONTRACTED PARTIES and that constitute Confidential Information, during the course of the operation and normal maintenance of the Products.

24.2 The PARTIES shall be responsible for the completeness and accuracy of all of the data and technical documents supplied to each other. When it is determined that said data or technical documents are incomplete or incorrect, each Party shall notify the responsible Party, so that said responsible Party shall subsequently and promptly complete and/or correct said data or technical documents.

CLAUSE 25 – DECLARATIONS OF THE PARTIES

25.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, with which the PARTIES shall also comply with and execute their obligations under the terms hereof.

25.2 For the purposes of the Civil Code (including Article 157 thereof), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the performance of the activities described herein; (ii) the obligations of the PARTIES pursuant to the AGREEMENT are proportional and concordant; (iii) no fact or obligation hereof may be regarded as a violation or infraction of the laws that govern this AGREEMENT, nor of its subject-matter and nature; (iv) they were advised by professionals capable of identifying and understanding the applicable legal rules and are aware of all the circumstances pertaining to this AGREEMENT, as a well as of the rules that govern it; and (v) they had access to all the documents, plans, spreadsheets, information and conditions required for drawing up and/or examining the PROPOSAL (Attachment II).

25.3 This AGREEMENT and its Attachments constitute the full understanding between the PARTIES as to the subject-matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, assumption, advantage or condition that may have been granted by the CONTRACTING PARTY prior to the MINUTES (Attachment I) and that is not expressly stated herein and/or in the Attachments hereof, shall not be taken into account by the CONTRACTED PARTIES, being neither good nor valid.

25.4 Neither this AGREEMENT nor any part thereof shall undergo any modifications, alterations or other amendments other than by means of a document in writing signed by a representative of each Party.

CLAUSE 26 – WAIVER OF RIGHTS

26.1 Any CONTRACTED PARTIES or CONTRACTING PARTY failure or delay to exercise any right, power or privilege, or to strictly execute any term or condition hereof on one or more occasions shall neither constitute nor be construed as a waiver of said rights, powers or privileges, nor of any other terms and conditions hereof, on any other occasion.

CLAUSE 27 – ASSIGNMENT AND SUBCONTRACTING

27.1 The Parties shall neither assign nor transfer, entirely or in part, the rights and obligations described herein, without previously and expressly authorized to do so by the other Party, other than the provisions in items 27.2 and 27.3, below.

27.2 The CONTRACTED PARTIES shall assign or transfer the rights and obligations described herein in the event of corporate restructuring, merger, spin-off or incorporation, by means of notice to the CONTRACTING PARTY in writing,

27.3 The CONTRACTING PARTY is also hereby authorized to assign or transfer the rights and obligations described herein, for companies of the same group, or in the event of corporate restructuring, merger, spin-off or incorporation, simply by means of a written notice to the

CONTRACTED PARTIES,

     27.3.1 In the assumption outlined above, the CONTRACTING PARTY, by itself or by its successors shall provide for the payment of equipment, materials, software delivered and services rendered, provided that these have been accepted or commercially activated by the CONTRACTED PARTIES, as per conditions provided for in clause 7. The CONTRACTING PARTY also undertakes in the event mentioned in previous item to inform in possible due diligence processes the existence of this AGREEMENT.

27.4 For the purposes of this Clause, the expression “AGREEMENT” includes this instrument, its attachments and any purchase orders generated in order to fulfill the requirements hereof.

27.5 The CONTRACTED PARTIES may hire subcontractors for any services hereof, subject to prior and express authorization of the CONTRACTING PARTY, its being prohibited for the CONTRACTED PARTIES to allege disclaimer with regard to the subcontracted portion.

27.6 The responsibilities of the CONTRACTED PARTIES for services executed by the subcontractors hired by them is total and comprise, among others, liability for general and occupational accidents, as well as the charges and obligations pertaining to labor, social security and taxation.

27.7 No clause of the agreements between the CONTRACTED PARTIES and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTY and the CONTRACTED PARTIES, or between the CONTRACTING PARTY and the subcontractors of the CONTRACTED PARTIES, nor shall they exempt the CONTRACTED PARTIES from any obligations owed to the CONTRACTING PARTY hereunder.

27.8 The CONTRACTING PARTY ’s contacts, communications and understandings concerning the subject-matter of this AGREEMENT shall always be taken into account between the CONTRACTING PARTY and the CONTRACTED PARTIES, its being up to the latter to retransmit orders and/or instructions to its subcontractors, as necessary.

27.9 Under no circumstances whatsoever shall the CONTRACTING PARTY become responsible for any obligations of the subcontractors of the CONTRACTED PARTIES.

CLAUSE 28 - NOTICES

28.1 The required notices demanded from one party hereof to the other shall be considered to have been duly delivered if made in writing and delivered into the hands of the Project Manager appointed by the PARTIES or, in the absence of this person, to his(her) substitute.

28.2 The Project Managers of the PARTIES shall be found at the following addresses and telephone numbers:

PROJECT MANAGER OF THE CONTRACTING PARTY:
Mrs. Elizabeth Christina Costa R. da Silva
Full address: Rua Levindo Lopes, 258 – 9 andar - Belo Horizonte, State of Minas Gerais
Mobile phone number: 31-9763-1111
Fax number: 31-3259-3097

E-mail: elizabeth.silva@telemigcelular.com.br

PROJECT MANAGER OF THE CONTRACTED PARTIES:
Mr. Milton Gonçalves Junior
Full address: Av. Maria Prestes Maia 300 – 3o. andar - CEP: 02047-301
Phone number: (5511) 6224-2125
Mobile phone number: (5511) 8122-8521
Fax: (5511) 6224-1833
E-mail: milton.gonçalves@ericsson.com

28.3 Any party may change the address to which notices are to be sent, by informing the other Party in writing of said address change.

28.4 Provisions designed to impose tacit acceptance of conditions in the case of the opposite PARTY remaining silent shall not be accepted. Similarly, no deadlines unilaterally determined by one of the parties shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall be required to meet and to determine, jointly, a reasonable deadline for both Parties.

CLAUSE 29 - RESCISSION

29.1 This AGREEMENT may be rescinded by the CONTRACTING PARTY, under the following hypotheses:

(a) If the CONTRACTED PARTIES are late in performing the events described in the Implementation Schedule included in the PROPOSAL (Attachment II), after reaching the limit of penalty described in Clause 14;

(b) If the CONTRACTED PARTIES fail to comply with any of the clauses or conditions hereof, subject to the procedures determined in item 14.1(ii), thereby characterizing nonfeasance;

(c) If either of the CONTRACTED PARTIES files for receivership or bankruptcy, has its bankruptcy declared, is judicially declared to be insolvent, or is under corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, thus hindering total and complete performance of this AGREEMENT; and

29.1.1. If the hypotheses described in item 29.1 occur, and for the purpose of rescinding this AGREEMENT, the CONTRACTING PARTY shall notify the CONTRACTED PARTIES, indicating the reasons that have led to said rescission.

29.2 Should this AGREEMENT be rescinded, as a result of any of the above hypotheses coming true, the CONTRACTED PARTIES shall not be entitled to any indemnification. Only payment for equipment delivered and services rendered up to the date of communication of rescission, provided they have been accepted or commercially activated, shall be owed to the CONTRACTED PARTIES. The CONTRACTING PARTY, however, shall be entitled to withhold the amounts owed to the CONTRACTED PARTIES for settlement of the contractual fine determined in Clause 14, or as indemnification for the assessed losses and damages, respecting the limit for calculation of damages and losses pursuant to this agreement.

29.3 This AGREEMENT may be rescinded by the CONTRACTED PARTIES under the following hypotheses:

(a) If the CONTRACTING PARTY files for receivership or bankruptcy or if it is declared bankrupt; and

(b) If the CONTRACTING PARTY is over sixty (60) days late in making any of the payments owed to the CONTRACTED PARTIES, in connection with events demonstrably performed and accepted by the CONTRACTING PARTY, as described in Clause 14, there being no clause expressly authorizing the CONTRACTING PARTY to suspend payment.

29.4 In any case of rescission or termination of this AGREEMENT, the amounts corresponding to the equipment delivered and to the services rendered up until the actual date of rescission hereof, provided they have been accepted or commercially activated, shall be paid by the CONTRACTING PARTY under the terms agreed upon, subject to the provisions of item 7.1.

29.5 Given the ancillary nature of PO’s, should this present AGREEMENT be rescinded, all PO’s issued and accepted until that moment, are accordingly, rescinded.

CLAUSE 30 – COURT AND GOVERNING LAW

30.1 The PARTIES elect the court of the city of Belo Horizonte, State of Minas Gerais, over all others, no matter how privileged they may be, to settle all issues resulting from the performance hereof.

30.2 The validity, interpretation, rights and obligations of the PARTIES, pursuant to this AGREEMENT, shall be government by the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, THE PARTIES ENTER INTO THIS AGREEMENT, SIGNED IN TWO (2) COPIES IN THE PRESENCE OF TWO (2) UNDERSIGNED WITNESSES.

Belo Horizonte, March 31, 2005

Ricardo Grau –Managing Director [signed]
Luis Artur Bernardes – Supply and Logistics Officer [signed]
TELEMIG CELULAR S.A.

[illegible signatures]
ERICSSON TELECOMUNICAÇÕES S.A.

[illegible signatures]
ERICSSON SERVIÇOS DE TELECOMUNICAÇÕES LTDA.

WITNESSES:
[illegible signature]	[illegible signature]
NAME:	NAME:
Individual Taxpayer’s ID:	Individual Taxpayer’s ID: